Exhibit T3A.2.50

ARTICLES OF INCORPORATION

OF

RITE AID OF GEORGIA, INC.

We, the undersigned natural persons of the age of Twenty-One years or more, acting as incorporators of a corporation under the Georgia Business Corporation Code, do hereby adopt the following Articles of Incorporation for such corporation:

FIRST:        The name of the corporation is RITE AID OF GEORGIA, INC.

SECOND:   The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

THIRD:       The period of its duration is perpetual.

FOURTH:   The purpose or purposes for which the corporation is organized are:

To engage in the business of preparing, compounding, producing, importing, exporting, storing, acquiring, buying, selling, contracting with others to produce, supply, or deal in and with, disposing at retail, marketing, distributing, and dealing in and with, in accordance with rules and regulations, licensing requirements, and all pertinent and legal restraints and limitations, all kinds of drugs, chemicals, medicines, pharmaceutical products, physicians’ and surgeons' supplies and all supplies, required by invalids, paints. colors, cosmetics, perfumes, toilet supplies, stationery supplies, novelties, tobacco in all forms ice cream, confectionery, and soft drinks; to fill prescriptions, maintain news stands, soda fountains and lunch counters, and do everything pertaining to the drug store business and to own, lease, manage and operate pharmacies of all types.

FIFTH:        The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) of the par value of One Dollar ($1.00) each.

SIXTH:       The corporation will not commence business until it has received the sum of Five Hundred Dollars ($500.00) as consideration for the issuance of shares.

SEVENTH: The address of the initial registered office of the corporation is First National Bank Tower, c/o C T Corporation Systems, Atlanta fulton Georgia 30303 and the name of its initial registered agent at such address is C T Corporation System.

EIGHTH:    No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

NINTH:      The number of directors constituting the initial board of directors shall be Three (3); and the names and addresses of each person who is to serve as a member thereof are:

Names	ADDRESSES

Alex Grass	P. O. Box 3165 Harrisburg, PA 17011

Louis Lehrman	P. O. Box 3165 Harrisburg, PA 17011

David Sommer	P. O. Box 3165 Harrisburg, PA 17011

TENTH:      The name and address of such incorporators are:

Name	ADDRESS

George Lewis	123 South Broad Street Philadelphia, PA 19109

M. E. Gahan	123 South Broad Street Philadelphia, PA 19109

B. J. Verdon	123 South Broad Street Philadelphia, PA 19109

In witness whereof, we have hereunto set our hands this 26 day of November, 1979.

/s/ George Lewis
George Lewis

/s/ M. E. Gahan
M. E. Gahan

/s/ B. J. Verdon
B. J. Verdon

ACCEPTANCE OF APPOINTMENT BY REGISTERED AGENT

C T CORPORATION SYSTEM HAVING BEEN DESIGNATED TO ACT AS REGISTERED AGENT HEREBY CONSENTS TO ACT IN THIS CAPACITY.

C T CORPORATION SYSTEM

/s/ Jean L. Wilsterman
Jean L. Wilsterman
Assistant Secretary

[SEAL]